Exhibit 10.36

AMENDMENT NO. 5 TO THE

CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN

THIS AMENDMENT NO. 5 (the “Amendment”), dated as of January 8, 2015, to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (the “Plan”), as approved by the Board of Directors (the “Board”) of Cloud Peak Energy Inc. (the “Company”), is hereby adopted by the Company.

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan;

WHEREAS, subject to certain limitations, Section 15.1 of the Plan gives the Board the authority to amend the Plan;

WHEREAS, the Board, based upon the recommendation of the Compensation Committee of the Board, which committee has previously been appointed by the Board pursuant to Section 3.1 to administer the Plan (the “Committee”), has determined that it is in the best interests of the Company and its subsidiaries to amend the Plan to make certain clarifying changes for administrative efficiency, to conform to the intent and purpose of the Plan, and/or to reflect the Committee’s construction and interpretation of the Plan; and

WHEREAS, the Company desires to make the amendments to the Plan described above.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.                                      The following language shall be added as a new paragraph to the end of the definition of “Change in Control” in Section 2.7 of the Plan:

Further, notwithstanding the foregoing, for purposes of any Option or Award that provides for a deferral of compensation under Section 409A of the Code, to the extent the impact of a Change in Control on such an Option or Award would subject a Grantee to additional taxes under Section 409A of the Code, a Change in Control for purposes of such Option or Award will mean a Change in Control that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code and the guidance and regulations promulgated thereunder.

2.                                      The definition of “Share Award” in Section 2.40 of the Plan is amended in its entirety to read as follows:

“‘Share Award’ means an Award of Shares granted pursuant to Section 10.”

3.                                      The second sentence of Section 5.7 of the Plan is amended in its entirety to read as follows:

The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Grantee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee and in accordance with applicable law or (d) if permitted by the Committee, payment of the exercise price pursuant to a non-broker assisted “cashless exercise” procedure.

4.                                      The first two sentences of Section 9.3(c) of the Plan shall be amended in its entirety to read as follows:

Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. In respect of any Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares issued that become vested or on which restrictions lapse (and in the case of any such Award that is not intended to qualify as Performance-Based Compensation, the Committee may also, in its discretion, increase such amounts or numbers).

5.                                      Section 10 of the Plan shall be amended in its entirety to read as follows:

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion.  Share

Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.  The Grantee shall not sell, transfer, assign exchange, pledge, encumber or otherwise dispose of a Share Award or any portion thereof; provided, however, that the foregoing restriction shall not apply to the underlying Shares once all restrictions and conditions included in the Share Award (if any) have been satisfied in full.

6.                                      Section 14.2 of the Plan shall be amended in its entirety to read as follows:

Section 162(m).  Unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to an Option or Award that is intended to be Performance-Based Compensation does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder (including IRS Regulation §1.162-27), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Option or Award upon the attainment of the Performance Objective. Notwithstanding anything to the contrary herein, the Committee shall have the sole discretion to determine whether an Award or Option is intended to be Performance-Based Compensation and may make this determination at any time, whether in connection with the grant of any Option or Award, with any subsequent amendment of a previously granted Option or Award, or in any other manner in the Committee’s discretion.

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Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No 5 to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, to be effective as of January 8, 2015.

CLOUD PEAK ENERGY INC.

By:	/s/ Bryan Pechersky
Name:	Bryan Pechersky
Title:	Executive Vice President, General Counsel and Corporate Secretary